Exhibit 5

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue

New York, New York 10019-6099

December 14, 2004

Knoll, Inc.

1235 Water Street

East Greenfield, Pennsylvania 18041

Ladies and Gentlemen:

We have acted as counsel to Knoll, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about December 14, 2004, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the Knoll, Inc. 1996 Stock Incentive Plan, the Knoll, Inc. 1997 Stock Incentive Plan, the Knoll, Inc. 1999 Stock Incentive Plan, the Knoll, Inc. Employee Stock Purchase Plan, and The Knoll Retirement Savings Plan (collectively, the “Plans”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, the Shares to be issued by the Company under the Plans, when duly issued, sold and paid for in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP